Exhibit 11

                     CONSENT OF INDEPENDENT ACCOUNTANTS

To the Trustees of Scudder Cash Investment Fund:

         We consent to the incorporation by reference in Post-Effective Amendment No. 29 to the Registration Statement of Scudder Cash Investment Trust on Form N-1A, of our report dated August 1, 1995 on our audit of the financial statements and financial highlights of Scudder Cash Investment Trust, which report is included in the Annual Report to Shareholders for the year ended June 30, 1995, which is incorporated by reference in the Registration Statement.

         We consent to the reference to our Firm under the caption, "Experts."

                                                     /s/COOPERS & LYBRAND L.L.P.

Boston, Massachusetts                                COOPERS & LYBRAND L.L.P.

October 16, 1995